UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2016

NiSource Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16189	35-2108964
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

801 East 86th Avenue Merrillville, Indiana	46410
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (877) 647-5990

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01	Entry into a Material Definitive Agreement

On March 31, 2016, NiSource Finance Corp. (“NiSource Finance”), as borrower, and NiSource Inc. (the “Company”), as guarantor, entered into a $500 million Term Loan Agreement (the “Agreement”) with the lenders party thereto, PNC Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Mizuho Bank, Ltd., as Documentation Agent. Under the Agreement, NiSource Finance may borrow up to $500 million at any time or from time to time before September 30, 2016. The term loans mature March 31, 2019 and bear interest at the option of the Company at:

•
a rate equal to (A) the Alternate Base Rate (which is a floating rate equal to the highest of (i) the prime rate of interest announced by the Administrative Agent from time to time, (ii) the Federal Funds Effective Rate in effect from time to time + 0.50% and (iii) the one-month LIBO rate + 1.0%) plus (B) an applicable margin (which applicable margin is currently 0 basis points, based on the Company’s current ratings), or

•	a rate equal to (A) the 1, 2, 3 or 6-month LIBO rate plus (B) an applicable margin (which applicable margin is currently 95 basis points, based on the Company’s current ratings).

Until September 30, 2016, NiSource Finance will also pay an unused fee of 17.5 basis points (based on the Company’s current ratings) on any portion of the $500 million commitment that is not borrowed.

The Agreement includes one financial covenant, a maximum debt-to-capitalization covenant set at 70%, which is consistent with NiSource Finance’s existing $1.5 billion Third Amended and Restated Revolving Credit Agreement.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NiSource Inc.
(Registrant)

March 31, 2016	By:	/s/ Donald E. Brown
Donald E. Brown
Executive Vice President, Chief Financial Officer and Treasurer